Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Token Cat Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares, par value $0.0001 per share	(1)	Other	21,139,467,404	$0.0021	$44,392,881.55	0.0001381	$6,130.66

Total Offering Amounts:						$44,392,881.55		6,130.66
Total Fee Offsets:								0.00
Net Fee Due:								$6,130.66

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Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($[ 10.520 ]) and low price ($[ 10.100 ]) for the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on 23 March, 2026.

Represents [21,139,467,404] Class A Ordinary Shares issuable under our 2026 Equity Incentive Plan, dated as of March 24, 2026 (the “2026 Plan”). Pursuant to Rule 416(a) of the Securities Act, the number of Class A Ordinary Shares registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.